Exhibit 99.2

P.O. Box 25099 Richmond, VA 23260 ☐ phone: (804) 359-9311 ☐ fax (804) 254-3594

P  R  E  S  S    R  E  L  E  A  S  E

C O N T A C T	R E L E A S E

Karen M. L. Whelan	Immediately
Phone: (804) 359-9311
Fax: (804) 254-3594
Email: investor@universalleaf.com

Universal Corporation Announces Board Actions

Richmond, VA • August 7, 2003 / PRNEWSWIRE

Allen B. King, President and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that the Company’s Board of Directors has declared a quarterly dividend of thirty-six cents ($.36) per share on the common shares of the Company, payable November 10, 2003, to common shareholders of record at the close of business on October 14, 2003.

The Board of Directors also voted to change the Company’s fiscal year-end date to March 31 from June 30. Mr. King said, “This change will bring all of our operations to the same reporting date. The new year-end will better match our reporting dates with the crop and operating cycles of our largest operations.” The Company plans to file a Transitional Report on Form 10-K for the nine months ending March 31, 2004.

The Board of Directors fixed the voting record date as September 8, 2003, for the annual meeting of shareholders to be held on October 28, 2003.

Universal Corporation is a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation’s gross revenues for the fiscal year that ended on June 30, 2002, were approximately $2.5 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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